UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2018

HELIOS AND MATHESON ANALYTICS INC.

(Exact name of Registrant as specified in charter)

Delaware	0-22945	13-3169913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Empire State Building

350 5th Avenue

New York, New York 10118

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 979-8228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Helios and Matheson Analytics Inc. (“we,” “us,” and “our”) is providing the following financial update.

Financial Update

As of April 30, 2018, we had approximately $15.5 million in available cash and approximately $27.9 million on deposit with our merchant processors for a total of approximately $43.4 million. The funds held by our merchant processors represent a portion of the payments received for annual and other extended term MoviePass subscription plans, which we classify as accounts receivable on our balance sheet and which we expect to be disbursed to us during the course of 2018. We believe that our average cash deficit has been approximately $21.7 million per month from September 30, 2017 to April 30, 2018. By the end of April 2018, we implemented certain measures to promote the fair use of our MoviePass subscription product, which we believe should reduce our monthly cash deficit significantly. These measures include a technological enhancement which prevents MoviePass subscribers from sharing their accounts with non-subscribers and allowing subscribers to see a movie title only once per subscriber using the MoviePass subscription. We believe these measures enabled us to reduce our cash deficit during the first week of May 2018 by more than 35%. In addition, by returning to our $9.95 per month unlimited MoviePass subscription, enabling subscribers to see up to one new movie title per day, we believe our subscriber acquisitions and subscription revenues will continue to increase for the foreseeable future. However, we will need proceeds from sales of our common stock pursuant to our Equity Distribution Agreement with Canaccord Genuity, or other sources of capital, starting in May 2018. Further, if we use all or a portion of the anticipated net proceeds from sales of our common stock pursuant to our Equity Distribution Agreement with Canaccord Genuity for acquisitions of other companies or financial interests in additional movies (through our subsidiary, MoviePass Ventures), we will need additional capital to offset our monthly cash deficit. In 2018, we expect our cash deficit from month to month will vary significantly based on the amount of movie tickets MoviePass is required to purchase for its subscribers during the month, the amount we spend on acquiring financial interests in additional movies through MoviePass Ventures, the amount we may spend on any other types of acquisitions, and our ability to develop the MoviePass business model in the near term generally, including developing and growing sources of revenue other than subscription revenue. Because the length of time and costs associated with the development of the MoviePass and MoviePass Ventures business model is highly uncertain, we are unable to estimate the actual funds we will require. If we are unable to obtain sufficient amounts of additional capital, whether through our Equity Distribution Agreement or otherwise, we may be required to reduce the scope of our planned growth or otherwise alter our business model, objectives and operations, which could harm our business, financial condition and operating results.

All statements in this report that are not historical facts should be considered “Forward Looking Statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Some of the forward-looking statements can be identified by the use of words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” “project,” “continue” or “anticipates” or similar expressions or words, or the negatives of those expressions or words. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason, after the date of this report.

This Report does not constitute an offer to sell or the solicitation of an offer to buy our common stock, nor will there be any sale of our common stock in any state or other jurisdiction in which such offer, solicitation or sale is not permitted. A final prospectus supplement dated April 18, 2018 and accompanying prospectus relating to the offering of common stock pursuant to the Equity Distribution Agreement has been filed with the SEC and is available for free on the SEC’s website at www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2018

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Theodore Farnsworth
Name:	Theodore Farnsworth
Title:	Chief Executive Officer

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